Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of Mackinac Financial Corporation (the “Registrant”) of our report dated March 13, 2018, with respect to the financial statements of the Registrant as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and to the reference to us under the heading “Experts” in the proxy statement/prospectus of Mackinac Financial Corporation, which is part of this Registration Statement.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan

April 4, 2018